Exhibit 99.1

Contact:
URS Corporation	Citigate Sard Verbinnen
Kent P. Ainsworth	Hugh Burns/Jamie Tully
Executive Vice President	(212) 687-8080
& Chief Financial Officer
(415) 774-2700

URS CORPORATION ANNOUNCES
TENDER OFFER FOR OUTSTANDING 11 1/2% NOTES;
PROCEEDS FROM OFFERING OF COMMON STOCK
TO BE USED FOR NOTE REPURCHASE

Company Also Announces Planned Refinancing of Senior Credit Facility
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     SAN FRANCISCO, CA – June 1, 2005 – URS Corporation (NYSE:URS) announced today that it is commencing a tender offer (the “Note Repurchase”) to purchase, for cash, any and all of its outstanding $130 million aggregate principal amount of 11 1/2% Senior Notes Due 2009 (the “11 1/2% Notes”). The purchase price for each $1,000 principal amount of 11 1/2% Notes validly tendered and accepted for purchase will be determined by the yield to the earliest redemption date of the 11 1/2% Notes of a fixed spread of 50 basis points (0.50%) over the yield to maturity of the 2.5% U.S. Treasury Note due September 30, 2006, as calculated on June 15, 2005. The total estimated consideration to acquire all outstanding 11 1/2% Notes, based upon such yield as of May 31, 2005, and an assumed date of purchase of June 30, 2005, is approximately $148.4 million, or $1,141.90 per $1,000 principal amount of 11 1/2% Notes, including a consent payment of $30.00 per $1,000 principal amount of 11 1/2% Notes payable only to holders who tender their 11 1/2% Notes and deliver their consents to the proposed amendments to the indenture for the 11 1/2% Notes on or prior to June 14, 2005. The proposed amendments would eliminate from the indenture substantially all of the restrictive covenants and certain events of default and related provisions. Holders who tender their 11 1/2% Notes after June 14, 2005 and prior to the expiration date for the Note

Repurchase on June 29, 2005 will be entitled to receive the total consideration less the consent payment. Holders whose 11 1/2% Notes are repurchased also will be paid accrued and unpaid interest on the 11 1/2% Notes.

     The Company intends to fund the Note Repurchase with proceeds from a proposed public offering of 3.69 million shares of common stock, together with available cash and borrowings, if necessary. Assuming all 11 1/2% Notes are tendered and accepted by the Company at the offer price, the Company will recognize a charge, net of income taxes, of approximately $16.2 million in the second quarter of fiscal 2005.

     The terms and conditions of the Note Repurchase will be set forth in the Company’s Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”), which will be distributed to the holders of the 11 1/2% Notes on June 1, 2005. Subject to applicable law, the Company may, in its sole discretion, waive any condition applicable to the Note Repurchase or extend or terminate or otherwise amend the Note Repurchase. The consummation of the Note Repurchase is subject to certain conditions, including the successful completion of the Company’s proposed common stock offering, the tender of at least two-thirds of the outstanding principal amount of 11 1/2% Notes and the receipt of waivers under the Company’s existing senior credit facility or the refinancing of that facility to permit it to consummate the Note Repurchase, all as fully described in the Offer to Purchase.

     Credit Suisse First Boston LLC (“Credit Suisse”) will act as dealer manager and solicitation agent for the Note Repurchase and the consent solicitation, and Georgeson Shareholder Communications Inc. (“Georgeson”) will be the information agent. Information concerning the calculation of the purchase price of the 11 1/2% Notes will be available from Credit Suisse at the following numbers: (800) 820-1653 (toll free) or (212) 440-8474 (call collect). Requests for assistance or additional sets of the offering materials may be directed to Georgeson at the following numbers: (800) 223-2064 (toll free) or (212) 440-9915 (call collect).

     This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell securities, with respect to any 11 1/2% Note. The tender offer may only be made pursuant to the terms of the Offer to Purchase and the accompanying Consent and Letter of Transmittal (the “Letter of Transmittal”). Each

holder of the 11 1/2% Notes should read the Offer to Purchase and the Letter of Transmittal when it receives them, as they contain important information. Copies of the Offer to Purchase, Letter of Transmittal and related documents may be obtained from the information agent.

     None of the Company, the dealer manager and solicitation agent, the information agent or the trustee under the indenture pursuant to which the 11 1/2% Notes were issued makes any recommendation in connection with the Note Repurchase or the consent solicitation.

Equity Offering

     The Company also announced today that it is filing a preliminary prospectus supplement with the Securities and Exchange Commission relating to a proposed public offering of 3.69 million shares of common stock. The Company intends to use the net proceeds from this offering, together with available cash and borrowings, if necessary, to fund the Note Repurchase.

     The offering will be led by Morgan Stanley and Merrill Lynch & Co. as joint book-running managers. Credit Suisse First Boston, Lehman Brothers, UBS Investment Bank, D.A. Davidson & Co. and Morgan Joseph & Co. Inc. will be co-managers for the offering. The Company will grant the underwriters an option to purchase up to 369,000 shares from the Company to cover over-allotments, if any.

     A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from Morgan Stanley, Prospectus Department, 1585 Broadway, New York, N.Y. 10036 and Merrill Lynch & Co., 4 World Financial Center, New York, N.Y. 10080. These documents are being filed with the Securities and Exchange Commission and will be available over the Internet at the SEC’s web site at http://www.sec.gov.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any offer of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Refinancing of Senior Credit Facility

     The Company also announced today that it intends to enter into a new $650 million senior credit facility, which will provide a $350 million term loan and a $300 million revolving line of credit. The Company expects that the new credit facility will be completed on or about July 1, 2005.

     The Company intends to use the proceeds from the facility to repay and terminate its existing $675 million senior secured credit facility, with the remaining proceeds to be available for working capital and for other corporate purposes. It is currently anticipated that the term loan will be fully funded at closing and the revolving line of credit will be available at closing.

About URS

     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, commercial/industrial, facilities, environmental, water/wastewater, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with over 27,800 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).

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Statements in this press release contain “forward-looking” information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a number of risks and uncertainties, including investor response to the proposed offering, the trading prices for the Company’s common stock during the offering period, other conditions in the financial markets and customary closing conditions. Please see the Company’s filings with the Securities and Exchange Commission for a discussion of other factors that may affect forward-looking information.

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